150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160005426-96
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/06/2016 10:34 AM
	Entity Number E0330862014-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
DirectView Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
Series A Preferred Stock.

See attached.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK,
$0.001 PAR VALUE PER SHARE

DirectView Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on December 3, 2015, in accordance with the provisions of its Articles of Incorporation (as amended, the "Articles of Incorporation") and bylaws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. <u>NAME OF THE CORPORATION</u>

DirectView Holdings, Inc.

II. <u>DESIGNATION AND AMOUNT; DIVIDENDS</u>

A. <u>Designation</u>. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock").

B. <u>Number of Shares</u>. The number of shares of Series A Preferred Stock authorized shall be fifty one (51) shares. The shares of Series A Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C. <u>Dividends</u>. The Series A Preferred Stock is not entitled to dividends.

III. <u>LIQUIDATION AND REDEMPTION RIGHTS</u>

There are no Liquidation or Redemption Rights associated with the Series A Preferred Stock.

IV. <u>CONVERSION</u>

No conversion of the Series A Preferred Stock is permitted.

V. <u>RANK</u>

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created,

(ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. VOTING RIGHTS

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 *multiplied by* the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), *divided by* (y) 0.49, *minus* (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 102,036 (e.g. ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or by-laws.

VII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred Stock.

Should any holder of Series A Preferred Stock cease to be an officer or director of the Company at any time and for any reason, such holders' Series A Preferred Stock shall be immediately cancelled.

XIII. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred

granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

DirectView Holdings, Inc.
21218 Saint Andrews Blvd., Suite 323
Boca Raton, FL 33433
Attention: Roger Ralston
Telephone: (561) 750-9777

If to the holders of Series A Preferred Stock, to the address listed in the Corporation's books and records.

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